EXHIBIT 99.1


                                        THE KEITH COMPANIES | TKC


                                                NEWS RELEASE



FOR RELEASE FEBRUARY 14, 2002 AT 7:30 AM EST

CONTACT INFORMATION:
THE KEITH COMPANIES, INC.                      ALLEN & CARON, INC.
2955 Red Hill Ave.                             Lynn Montoya (Investors), or
Costa Mesa, CA 92626                           Lynn@allencaron.com
(714) 668-7001                                 Matt Clawson
(714) 668-7026 Fax                             Matt@allencaron.com
WWW.KEITHCO.COM                                (949) 474-4300
Contact:                                       Aram Keith,
                                               CEO & Chairman of the Board


THE KEITH COMPANIES REPORTS RECORD 2001 YEAR END RESULTS WITH NET REVENUE AND NET INCOME REACHING AN ALL-TIME HIGH



     o    30% INCREASE IN NET REVENUE FOR THE YEAR ENDED DECEMBER 31, 2001

     o    20% INCREASE IN NET REVENUE FOR THE QUARTER ENDED DECEMBER 31, 2001


COSTA MESA, CA (February 14, 2002) - The Keith Companies, Inc. (Nasdaq: TKCI), an engineering and consulting services firm, today announced that net revenue for the fourth quarter and year ended December 31, 2001 increased 20 percent and 30 percent, respectively, increasing year end net revenue and net income to record levels. This annual growth was primarily driven by service expansion and cross selling, combined with the addition of key strategic acquisitions, which further expanded the Company's geographical reach into five new states.

For the year ended December 31, 2001, net revenue rose to $69.5 million with net income up 24 percent to a record $5.8 million, and earnings per diluted share of $0.82 (based upon 7.1 million diluted weighted average shares outstanding). This compares to net revenue in 2000 of $53.4 million with net income of $4.7 million, and earnings per diluted share of $0.89 (based upon 5.3 million diluted weighted average shares outstanding).

Net revenue for the fourth quarter of 2001 was $17.6 million with net income of $1.2 million, and earnings per diluted share of $0.16 (based upon 7.7 million diluted weighted average shares outstanding), compared to net revenue in the prior year's fourth quarter of $14.6 million with net income of $1.4 million, and earnings per diluted share of $0.25 (based upon 5.5 million diluted weighted average shares outstanding).

Chairman and CEO Aram Keith commented, "We made solid progress across all fronts in 2001 and successfully met the business challenges created by a national crisis and economic uncertainty. The year saw The Keith Companies emerge from being a relatively small, but profitable company with operations primarily in southern California to a company with a far broader domestic profile and a truly international reach. We are now operating out of 15 locations in 8 states and are providing services to projects in Mexico and Brazil, as well. Today, we are firmly rooted across multiple engineering disciplines and have diversified the Company for future profitable growth across a range of sectors. We continue to keep our business model simple while adhering to the high levels of quality on which our reputation was built."

"The beginning of 2002," continued Keith, "has shown evidence that many of the projects delayed during the fourth quarter are kicking off and that new demand for services is returning to the higher levels seen prior to September 11."

The Company's December 31, 2001 balance sheet remains strong with a current ratio of 3.92 to 1.00, and a debt to equity ratio of 0.04 to 1.00. The Company's December 31, 2001 book value per share was $7.35, while cash and securities per share was $3.25.

NET REVENUE CONTRIBUTIONS FROM ACQUISITIONS

The acquisitions of Crosby Mead Benton & Associates ("CMB"), which closed in the fourth quarter of 2000, and Hook & Associates Engineering, Inc. ("Hook"), Pacific Engineering Corporation ("PEC"), and Universal Energy, Inc. ("UEI"), all of which closed in 2001, contributed $12.8 million to net revenue during 2001 (excludes CMB results for the fourth quarter of 2001). In the fourth quarter of 2001, the acquisitions of Hook, PEC, and UEI, contributed $3.2 million to net revenue.

CONFERENCE CALL TO BE BROADCAST LIVE OVER THE INTERNET

The Company will be hosting an earnings conference call, which will be broadcast live over the Internet at 8:30 a.m. Pacific Time on February 14, 2002 and can be accessed by all interested parties at WWW.VIAVID.COM. To listen to the live call, please go to the Web site at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call for approximately seven days.

ABOUT THE KEITH COMPANIES

The Keith Companies, Inc. is a fully integrated, multi-disciplined engineering and consulting services company, with offices located throughout the western United States. The Keith Companies'


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professionals provide a wide spectrum of skilled resources including land planning, engineering, surveying, mapping, environmental, and water and cultural resources, that are needed to effectively plan, engineer, and design state-of-the-art facilities. Additionally, the Company provides mechanical, electrical, chemical, power/energy engineering, and other industrial engineering services to design and improve the efficiency and reliability of automated and manufacturing processes, production lines, and fire protection systems. The Keith Companies benefits from a diverse public and private client base varying from residential and commercial real estate projects to institutional, manufacturing, and processing facilities. For more information visit the Company's website at WWW.KEITHCO.COM.

CERTAIN STATEMENTS IN THIS NEWS RELEASE MAY INCLUDE FORWARD-LOOKING STATEMENTS THAT EXPRESS OUR EXPECTATION, PREDICTION, BELIEF, OR PROJECTION. THESE STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES, AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE, AND ACHIEVEMENT OF THE KEITH COMPANIES TO BE MATERIALLY AND ADVERSELY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE, OR ACHIEVEMENT EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER FROM THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS RELEASE AND THAT MAY AFFECT THE COMPANY'S PROSPECTS IN GENERAL INCLUDE, BUT ARE NOT LIMITED TO: CHANGES IN THE RATE OF ECONOMIC GROWTH IN THE UNITED STATES AND OTHER MAJOR INTERNATIONAL ECONOMIES, OUR ABILITY TO SUSTAIN OUR GROWTH AND PROFITABILITY, OUR ABILITY TO IMPLEMENT OUR ACQUISITION STRATEGY AND TO SUCCESSFULLY CLOSE AND INTEGRATE ACQUIRED COMPANIES ON A TIMELY AND COST-EFFECTIVE BASIS, OUTCOMES OF PENDING AND FUTURE LITIGATION, THE ONGOING FINANCING OF PUBLIC WORKS AND INFRASTRUCTURE ENHANCEMENTS AND REFURBISHMENT, OUR ABILITY TO ATTRACT AND RETAIN EMPLOYEES, THE DEMAND FOR ELECTRICITY AND THE IMPACT ON POWER PROVIDERS' PLANS FOR EXPANDING GENERATION FACILITIES, INCREASING COMPETITION BY FOREIGN AND DOMESTIC COMPANIES, A DOWNTURN IN THE REAL ESTATE MARKET, OUR FAILURE TO ACCURATELY ESTIMATE COSTS ON FIXED-PRICE CONTRACTS OR CONTRACTS WITH NOT-TO-EXCEED PROVISIONS, THE UNCERTAIN TIMING OF AWARDS AND CONTRACTS, THE ABILITY TO MAINTAIN ACQUIRED COMPANIES' PROFIT MARGINS AND/OR CLIENT BASE, THE SHORT- AND LONG-TERM IMPACT OF TERRORIST ACTIVITIES AND RESULTING POLITICAL AND MILITARY POLICIES, AND OTHER FACTORS AS ARE DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                  TABLES FOLLOW


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


                              THE KEITH COMPANIES, INC. AND SUBSIDIARIES
                                   CONSOLIDATED STATEMENTS OF INCOME

                                                 Three Months Ended                  Years Ended
                                                     December 31,                     December 31,
                                            ----------------------------    ----------------------------
                                                2001            2000            2001            2000
                                            ------------    ------------    ------------    ------------
                                            (Unaudited)
Gross revenue                               $20,440,000     $16,620,000     $77,066,000     $57,835,000
Subcontractor costs                           2,797,000       1,977,000       7,611,000       4,454,000
                                            ------------    ------------    ------------    ------------
    Net revenue                              17,643,000      14,643,000      69,455,000      53,381,000
Costs of revenue                             11,953,000       9,225,000      45,438,000      34,362,000
                                            ------------    ------------    ------------    ------------
    Gross profit                              5,690,000       5,418,000      24,017,000      19,019,000
Selling, general and administrative
  expenses                                    4,017,000       2,942,000      14,690,000      10,834,000
                                            ------------    ------------    ------------    ------------
    Income from operations                    1,673,000       2,476,000       9,327,000       8,185,000
Interest income                                (174,000)         (4,000)       (552,000)        (31,000)
Interest expense                                 33,000          81,000         270,000         341,000
Other expenses (income), net                      9,000           8,000          53,000         (44,000)
                                            ------------    ------------    ------------    ------------
    Income before provision for income
       taxes                                  1,805,000       2,391,000       9,556,000       7,919,000
Provision for income taxes                      607,000         988,000       3,707,000       3,199,000
                                            ------------    ------------    ------------    ------------
    Net income                               $1,198,000      $1,403,000      $5,849,000      $4,720,000
                                            ============    ============    ============    ============
Earnings per share data:
    Basic                                         $0.16           $0.28           $0.89           $0.95
                                            ============    ============    ============    ============
    Diluted                                       $0.16           $0.25           $0.82           $0.89
                                            ============    ============    ============    ============
Weighted average number of
  shares outstanding:
    Basic                                     7,303,836       5,063,510       6,604,367       4,983,692
                                            ============    ============    ============    ============
    Diluted                                   7,683,367       5,513,466       7,092,505       5,299,679
                                            ============    ============    ============    ============


MORE-MORE-MORE


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
                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                           December 31,        December 31,
                                                               2001               2000
                                                         ----------------    ---------------
                        ASSETS
Current assets:
   Cash and cash equivalents                                $12,212,000        $ 1,043,000
   Securities held-to-maturity                               11,521,000                 --
   Contracts and trade receivables, net                      18,618,000         12,089,000
   Costs and estimated earnings in excess of billings         8,270,000          6,334,000
   Prepaid expenses and other current assets                  1,458,000            766,000
                                                         ----------------    ---------------
    Total current assets                                     52,079,000         20,232,000
Equipment and leasehold improvements, net                     4,921,000          4,713,000
Goodwill, net                                                14,252,000          8,128,000
Other assets                                                    240,000            239,000
                                                         ----------------    ---------------
    Total assets                                            $71,492,000        $33,312,000
                                                         ================    ===============

         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Line of credit                                           $        --        $ 2,025,000
   Current portion of long-term debt and capital lease
      obligations                                               459,000          3,359,000
   Trade accounts payable                                     2,376,000          1,689,000
   Accrued employee compensation                              3,091,000          2,467,000
   Current portion of deferred tax liabilities                2,028,000          1,541,000
   Other accrued liabilities                                  2,961,000            807,000
   Billings in excess of costs and estimated earnings         2,383,000          1,001,000
                                                         ----------------    ---------------
     Total current liabilities                               13,298,000         12,889,000
Long-term debt and capital lease obligations, less
   current portion                                            1,453,000            361,000
Issuable common stock                                         1,512,000          1,000,000
Deferred tax liabilities                                      1,271,000            719,000
Accrued rent                                                    225,000            104,000
                                                         ----------------    ---------------
     Total liabilities                                       17,759,000         15,073,000
                                                         ----------------    ---------------
Shareholders' equity:
   Preferred stock                                                   --                   --
   Common stock                                                   7,000                5,000
   Additional paid-in-capital                                42,096,000           12,453,000
   Retained earnings                                         11,630,000            5,781,000
                                                         ----------------    -----------------
     Total shareholders' equity                              53,733,000           18,239,000
                                                         ----------------    -----------------
     Total liabilities and shareholders' equity             $71,492,000          $33,312,000
                                                         ================    =================


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